Exhibit 10.5

September 20, 2007

Borse Dubai Limited PO Box 9700

Dubai, UAE

Attn: Sayanta Basu

Ladies and Gentlemen:

The purpose of this letter is to set forth certain binding agreements between The Nasdaq Stock Market, Inc., a Delaware corporation (“Nasdaq”), and Borse Dubai Limited, a Dubai company (“Borse Dubai”), (i) in respect of the proposed transaction (the “OMX Transaction”) regarding OMX AB (publ), a public corporation organized under the laws of Sweden (“OMX”), and (ii) in respect of the proposed transaction (the “DIFX Transaction”) regarding the Dubai International Financial Exchange (“DIFX”), a Dubai company. Nasdaq and Borse Dubai are sometimes referred to as the “parties” in this letter, and the OMX Transaction and the DIFX Transaction are collectively referred to as the “Transaction” in this letter.

1. Terms of the Transaction. The basic terms of the OMX Transaction are set forth in Annex A (the “OMX Term Sheet”), and the basic terms of the DIFX Transaction are set forth in Annex B (the “DIFX Term Sheet”). The OMX Term Sheet and the DIFX Term Sheet are collectively referred to as the “Term Sheet” in this letter.

2. Negotiation of Final Definitive Agreements. Each of the parties agree promptly to negotiate reasonably and in good faith final definitive agreements regarding the Transaction (“Definitive Agreements”) consistent with the terms set forth in the Term Sheet, which shall include representations, warranties, covenants, conditions and indemnities customary in public company transactions of these types and consistent with the tenor of the agreements entered into by Nasdaq with Silver Lake Partners and Hellman & Friedman in April 2005. Although the parties intend to negotiate and enter into the Definitive Agreements, the parties acknowledge and agree that this letter (including the Term Sheet attached hereto) contains all of the essential terms of the Transaction and, in the event that the parties do not enter into Definitive Agreements for any reason or no reason, this letter is a binding agreement between the parties hereto and shall provide the terms, and form the basis, for consummation of the Transaction contemplated hereby and in the Term Sheet.

3. Binding Effect. This letter is intended to create a binding agreement and shall be the legally binding and enforceable obligations of the parties in consideration of their undertakings herein and the time and expense associated with each party’s review of the proposed Transaction. This letter will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles; provided, however, that the DIFX Term Sheet shall be governed by and construed under the laws as set forth in the DIFX Term Sheet. This letter may be amended or modified only by a writing executed by each parties and constitutes the entire agreement between the parties with respect to the subject matter hereof.

4. Miscellaneous Provisions.

(a) This letter agreement and the transaction agreements to be entered into between Nasdaq and Borse Dubai are governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof. Each of Nasdaq and Borse Dubai agree to submit to the exclusive jurisdiction of the State of New York (and with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, any federal district court located in the Borough of Manhattan, City of New York).

(b) This letter agreement (including the annexes hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies.

(c) This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

(d) No failure or delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any provision of this letter agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed by the parties hereto.

(e) The invalidity or unenforceability of any provisions of this letter agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this letter agreement in such jurisdiction or the validity, legality or enforceability of this letter agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

(f) Each of the parties has participated in the drafting and negotiation of this letter agreement. If an ambiguity or question of intent or interpretation arises, this letter agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this letter agreement.

(g) The parties hereto agree that if any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

(h) Each party has all necessary corporate and other power and authority to execute and deliver this letter agreement and to consummate the transactions contemplated hereby. The execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby by each party have been duly authorized by all necessary action on the part of each party, and, assuming the due authorization, execution and delivery by the other party, constitutes a valid and binding obligation of the party, enforceable against the party in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

(i) Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Nasdaq:

The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, NY 10006
Attention: Edward S. Knight, Esq.
Facsimile: (301) 978-8472

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

New York, New York 10036
Attention: Eric J. Friedman, Esq.
Facsimile: (917) 777-2204

To Borse Dubai:

Borse Dubai Limited
PO Box 9700 Dubai, UAE
Attention: Sayanta Basu
Facsimile: +971 (4) 330 3260

With copies to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue New York, NY 10166
Attention: David M. Wilf, Esq.
Facsimile: (212) 351-6277

If you are in agreement with the foregoing, please sign and return to the undersigned one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Robert Greifeld
Name:	Robert Greifeld
Title:	President and CEO

Acknowledged and agreed to on the date set forth above:

BORSE DUBAI LIMITED

By:	/s/ Soud Ba’alway
Name:	Soud Ba’alway

By:	/s/ Essa Kazim
Name:	Essa Kazim

Annex A—Execution Copy

Term	Description
Transaction Overview

The Nasdaq Stock Market, Inc., a Delaware corporation (“Nasdaq”), and Borse Dubai Limited, a Dubai company (“Borse Dubai”), agree that each of their existing tender offers for the outstanding shares of OMX AB (publ), a public corporation organized under the laws of Sweden (“OMX”) shall remain in place but may not be opened for acceptances until the Termination Date (defined below), provided, however, that the Borse Dubai offer shall be opened for acceptances after the Trigger Date (defined below) as provided below.

If the Trigger Date occurs, as soon as reasonably practicable, Borse Dubai will: (1) accept tenders of OMX shares in its offer, (2) exercise the Borse Dubai call options then (3) sell all of its OMX shares to Nasdaq in consideration for 60,561,515 Nasdaq shares and SEK 11,376,547,722 in cash (cash portion subject to pro ration as described below).

Nasdaq and OMX will enter into a supplement to the May 25 transaction agreement, which will reduce OMX’s representation on the combined Nasdaq board to 4 members and on the board committees to 25%.

Governance of Borse Dubai and Nasdaq Tender Offers

The “Trigger Date” shall occur upon satisfaction of the Conditions Precedent set forth on Exhibit 1 (other than the satisfaction of those conditions which by their nature are to be satisfied at closing of the sale of the OMX shares by Borse Dubai to Nasdaq).

Upon the Termination Date, the agreements and covenants set forth herein shall terminate and be of no further force and effect. The “Termination Date” shall be the earlier of:

•     February 15, 2008, or

•     The date upon which any of the Conditions Precedent set forth on Exhibit 1 become unable to be satisfied.

Provided, that if on February 15, 2008 the Trigger Date has occurred but the Borse Dubai offer for the outstanding shares of OMX has not closed, the Termination Date shall be automatically extended to April 15, 2008.

Borse Dubai and Nasdaq each agree that, until the Termination Date (as the Termination Date may be extended), it:

•     Will not amend, waive or otherwise modify the terms of its tender offer for the outstanding shares of OMX without the other party’s prior consent, provided, however, that Nasdaq and Borse Dubai may take any actions in accordance with the terms of this agreement to prevent their offers from lapsing (but not open them for acceptances);

•     Each party’s tender offer documentation is subject to mutual approval, not to be unreasonably withheld.

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Annex A—Execution Copy

Upon the Trigger Date, Nasdaq will withdraw its offer.

Upon request of Nasdaq, Borse Dubai will extend the Borse Dubai offer for the outstanding shares of OMX through one or more subsequent offering periods in accordance with applicable law. Nasdaq shall pay Borse Dubai’s reasonable documented out-of-pocket expenses incurred in connection with any such request (but Borse Dubai shall remain obligated to pay the tender offer consideration as set forth herein).

After the closing of the Nasdaq/Borse Dubai transaction, Borse Dubai shall be prohibited from launching a tender offer for OMX shares, acquiring any OMX shares, proposing or seeking to effect a merger or change of control of OMX, from seeking board representatives or removal of directors, from making public statements or otherwise directly or indirectly seeking to control the management or policies of OMX and from soliciting proxies or otherwise acting in concert with others regarding any of the foregoing.

Until the earlier of the consummation of the Nasdaq/Borse Dubai transaction or the Termination Date, neither party shall make any statement that is derogatory, disparaging or damaging to, that alleges improper conduct by, or that is reasonably likely or intended to cause damage to the other party or to impede or delay their attempts to acquire OMX.

OMX Share Purchase – Nasdaq/Borse Dubai Transaction Agreement

Borse Dubai and Nasdaq agree that:

•     Borse Dubai will sell to Nasdaq all OMX shares (a) owned by it, (b) acquired in the Borse Dubai tender offer and (c) acquired pursuant to the Borse Dubai call options as promptly as practicable following the exercise of the Borse Dubai call options (with multiple closings if necessary due to any subsequent offer periods). If all of the outstanding shares of OMX are acquired by Borse Dubai and sold to Nasdaq, Nasdaq will deliver consideration to Borse Dubai consisting of (i) SEK 11,376,547,722 in cash (subject to pro ration as described below), (ii) 42,565,979 Nasdaq shares to be acquired by Borse Dubai (based on 152,374,849 as of August 31, 2007, and subject to adjustment based on the number of fully-diluted shares at closing so that Borse Dubai acquires 19.99% of such shares) and (iii) the remaining Nasdaq shares included in the consideration (currently 17,995,536) to be deposited in a trust as described below.

•     At the option of Borse Dubai, the foregoing transactions may be implemented through one or more agreements (which need not apply the overall cash and stock consideration in the same proportions). In addition, with respect to clause (iii) in

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Annex A—Execution Copy

the bullet above, Borse Dubai may acquire all of the stock consideration and immediately thereafter contribute such shares to the trust.

•     The cash consideration to be paid by Nasdaq to Borse Dubai will be subject to reduction based upon the actual number of OMX shares acquired by Nasdaq; for purposes of calculating the amount of the cash reduction, any OMX shares not acquired by Nasdaq would be valued at SEK 230.

•     Borse Dubai will be responsible to satisfy all cash consideration requirements in the Borse Dubai tender offer.

Borse Dubai Call Options	On the second business day after the closing of the offer by Borse Dubai for the OMX shares, Borse Dubai or its affiliates will exercise all of the call options in accordance with their terms.

Regulatory Approvals/ Nasdaq Shareholder Approval

Borse Dubai and Nasdaq will seek required regulatory approvals on the following basis:

•     Borse Dubai and Nasdaq will use reasonable best efforts to obtain applicable regulatory and shareholder approvals required for the consummation of the transactions contemplated hereby prior to the Termination Date, provided, however, that Borse Dubai will not be required to accept any condition imposed by any regulator that Borse Dubai, in its reasonable judgment, deems materially adverse to its investment in Nasdaq, including any condition that would prevent Borse Dubai from obtaining equity accounting treatment for its investment in Nasdaq, but after Borse Dubai takes into account possible alternative arrangements that the parties agree to negotiate in good faith.

•     Nasdaq’s board will, by resolution, approve “step up” voting rights for Borse Dubai, provided, however, that the effectiveness of any such exemption shall be subject to future SEC approval, which Nasdaq shall seek (1) at the discretion of the Nasdaq’s board or (2) if and to the extent that it seeks such approval for any other party. Counsel to Nasdaq shall give Borse Dubai an opinion that such resolution constitutes all action of the board necessary under the charter to approve such action and that upon SEC approval (assuming no other approvals are necessary), such cap will be lifted. Nasdaq shall provide a representation that no other approvals are necessary.

Nasdaq Share Trust

The trust shall be organized under the laws of the Cayman Islands, will have BidCo as the beneficiary and will be governed by the following terms:

•     The trust will dispose of its shares within 4 years, but in no event will the trust be required to dispose of shares if the net price to the trust is less than the sum of:

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Annex A—Execution Copy

1.      the implied price per Nightingale share paid by Dover, which implied price per Nightingale shall be determined based on the spot rate as show on the <FXC> screen on Bloomberg as of the close of business in New York City on the day before the closing of the Nightingale/Dover transaction (for reference, based on an exchange rate of SEK/$ 6.6319, the implied price per share equals US$ 40.76), plus

2.      reasonable documented out of pocket expenses of the trust, plus

3.      a pro rata cost of capital of 6% annually.

•     Shares held in the trust will be voted pro rata with other shareholders, provided, however, if the trust and Borse Dubai are considered one person (and limited to an aggregate 5% vote) Borse Dubai shall control all 5% of such vote.

•     A prominent independent trustee mutually agreed upon by the parties will be appointed to manage the trust.

•     The trust’s registration rights and transfer restrictions will match those received by the Hellman & Friedman entities (“H&F”) and the Silver Lake Partners entities (“SLP”) in the 2005 Nasdaq/Instinet transaction, including Section 2.6 (with respect to any future rights granted) and provided that the trust’s registration rights will be subject to H&F’s and SLP’s priority in piggyback registrations as set forth in Section 2.3 thereof.

•     The trust arrangements may be modified as required to obtain regulatory approvals, provided, however, that Borse Dubai will not be required to accept any condition imposed by any regulator that Borse Dubai, in its reasonable judgment, deems materially adverse to its investment in Nasdaq, including any condition that would prevent Borse Dubai from obtaining equity accounting treatment for its investment in Nasdaq, but after Borse Dubai takes into account possible alternative arrangements that the parties agree to negotiate in good faith.

•     If Borse Dubai’s interest in Nasdaq falls below 19.99%, then the trust shall, at Borse Dubai’s request, transfer shares to Borse Dubai to increase as needed Borse Dubai’s stake to 19.99%.

Agreement to list on the Dubai International Financial Exchange (“DIFX”)	After the closing, Nasdaq will apply for a secondary listing on DIFX.

Nasdaq Shares/ Governance	Borse Dubai and Nasdaq agree that, upon closing of the Nasdaq/Borse Dubai transaction: • As long as Borse Dubai maintains at least one-half of its

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Annex A—Execution Copy

initial 19.99% investment, Borse Dubai will be entitled to nominate two directors for election to the combined public company board of directors and one Borse Dubai director shall be nominated to sit on the following committees: Audit, Executive, Finance, Management Compensation and Nominating, including any future committees serving any of the functions currently served by such committees, subject to applicable law, regulation or stock exchange listing standard. In addition, to the extent that OMX remains a public listed company, Nasdaq and Borse Dubai agree to negotiate in good faith and take all reasonable actions to arrange for and cause Borse Dubai’s representation on the OMX board. The parties agree that the Borse Dubai nominees will not be provided any information regarding Nasdaq’s intentions with respect to London Stock Exchange plc.

•     As long as Borse Dubai maintains at least 25% of its initial 19.99% investment, Borse Dubai will be entitled to nominate one director for election to the combined public company board of directors, but will have no right to nominate members to any committees of the board.

•     Borse Dubai’s registration rights and transfer restrictions will match those received by H&F and SLP in the 2005 Nadsaq/Instinet transaction, including Section 2.6 (with respect to any future rights granted) and provided that Borse Dubai’s registration rights will be subject to H&F’s and SLP’s priority in piggyback registrations as set forth in Section 2.3 thereof.

•     If Nasdaq completes a share buy-back during the next 18 months, then in order to reduce its fully-diluted ownership to 19.99%, Borse Dubai shall, at its option, participate in the buy-back (pro rata based on the total number of shares acquired) and/or contribute the requisite number of shares to the trust.

•     Borse Dubai is restricted from transferring the initial 19.99% of Nasdaq shares until one year after the closing of the Nasdaq/Borse Dubai transaction, provided, however, that following the closing of the Nasdaq/Borse Dubai transactions, Borse Dubai shall be permitted to cause the (1) shares of Nasdaq directly or indirectly held by it and (2) its interests in BD Stockholm AB, a corporation organized under the laws of Sweden (“BidCo”), to be transferred in one or more transactions to an affiliate of Borse Dubai.

•     Borse Dubai shall have preemptive rights for issuances of common stock (including any securities convertible or exchangeable into common stock) by Nasdaq for capital raising purposes, if and to the extent necessary to maintain its 19.99% interest.

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Annex A—Execution Copy

•     Borse Dubai will be restricted from acquiring Nasdaq shares in excess of 19.99% on a fully-diluted basis, from proposing or seeking to effect a merger or change of control of Nasdaq, from seeking additional board representatives or removal of directors, from making public statements or otherwise directly or indirectly seeking to control the management or policies of the combined company or its subsidiaries and from soliciting proxies or otherwise acting in concert with others regarding any of the foregoing.

•     The provisions of the prior bullet shall cease to apply upon the earliest to occur of the following: (1) Borse Dubai owning less that 10% of Nasdaq’s outstanding common stock, (2) Nasdaq entering into a definitive agreement with respect to a change of control of Nasdaq, (3) directors nominated by Borse Dubai are not elected by shareholders at two consecutive meetings of shareholders for the election of the board of directors, (4) a change of control of Nasdaq, (5) 10 years from the date hereof or (6) Nasdaq holds less than 25% of its original interest in DIFX, excluding any shares sold pursuant to the drag-along, change of control or forced public offering sale provisions of Exhibit B. In addition, if any third-party makes a tender or exchange offer that is not recommended against by the board then (after 10 business days) Borse Dubai may tender into the offer. Upon termination of the standstill, Borse Dubai shall have no rights to nominate any directors to the combined public company board and any directors then in place shall resign upon the request of the board.

Governing Law/Jurisdiction

This term sheet and the transaction agreements to be entered into between Nasdaq and Borse Dubai are governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

Each of Nasdaq and Borse Dubai agree to submit to the exclusive jurisdiction of the State of New York (and with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, any federal district court located in the Borough of Manhattan, City of New York).

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Exhibit 1

Conditions Precedent	Result of a Pre-Trigger Date Failure of the Condition Precedent	Result of a Post-Trigger Date Failure of the Condition Precedent
There has been no DIFX MAE that has occurred and is continuing.	The Nasdaq Stock Market, Inc., a Delaware Corporation (“Nasdaq”) is released from the DIFX condition. The Transaction Agreement between Nasdaq and Borse Dubai Limited, a Dubai company (the “N/D Agreement”) otherwise remains in effect.	Nasdaq is released from the DIFX condition. The N/D Agreement otherwise remains in effect

DIFX transaction shall close concurrently with the N/D transaction (other than due to a failure of any representation or covenant of the Dubai International Financial Exchange (“DIFX”) (including the occurrence of a DIFX MAE) such that Nasdaq is not required to close)	N/A (to be satisfied at closing of the sale of the OMX shares by Borse Dubai to Nasdaq)	Borse Dubai may terminate the N/D Agreement. Nasdaq shall have the right to launch a new offer.

There has been no OMX MAE that has occurred and is continuing, and OMX AB (publ), a public corporation organized under the laws of Sweden (“OMX”) has not violated the “10b-5” condition to the Borse Dubai offer.	Either party has the right to terminate the N/D Agreement. The party seeking to terminate based on the condition failure must withdraw their offer for OMX.

If Nasdaq terminates based on the condition failure, Borse Dubai has the right to continue its offer for OMX on its own.

If Borse Dubai terminates based on the condition failure, Nasdaq can either re-launch its tender offer, or require that Borse Dubai continue its tender offer, with Nasdaq agreeing to buy all OMX shares acquired by BD Stockholm AB, a corporation organized under the laws of Sweden (“BidCo”), (including via exercise of the options) at SEK 230 per share (with 100% of the consideration in cash). Upon request of Nasdaq, Borse Dubai will also extend the Borse Dubai

Conditions Precedent	Result of a Pre-Trigger Date Failure of the Condition Precedent	Result of a Post-Trigger Date Failure of the Condition Precedent
offer for the outstanding shares of OMX through one or more subsequent offering periods in accordance with applicable law. Nasdaq shall pay Borse Dubai's reasonable documented out-of- pocket expenses incurred in connection with any such request.

There has been no Nasdaq MAE that has occurred and is continuing.

Nasdaq has the right to terminate the N/D Agreement based on a Nasdaq MAE. Borse Dubai may continue its offer. Nasdaq must withdraw/lapse its offer.

Borse Dubai has the right to terminate the N/D Agreement based on Nasdaq MAE. Both parties may continue their respective offers.

Nasdaq has the right to terminate the N/D Agreement based on a Nasdaq MAE. Borse Dubai may continue its offer. Nasdaq may not relaunch an offer during the pendency of the Borse Dubai offer.

Borse Dubai may terminate the N/D Agreement based on a Nasdaq MAE. Nasdaq shall have the right to launch a new offer.

All representations and warranties of Nasdaq are true and correct in all material respects, other than those that are qualified by materiality or an MAE, which are true and correct in all respects.	Borse Dubai has the right to terminate the N/D Agreement based on the violation of Nasdaq's reps and warranties. Both parties may continue their respective offers.	Borse Dubai has the right to terminate the N/D Agreement based on the violation of Nasdaq's reps and warranties. Nasdaq shall have the right to launch a new offer.

Nasdaq shall have performed its covenants, except where the non-performance in relation to the transaction is not material to Borse Dubai.	Borse Dubai has the right to terminate the N/D Agreement based on the breach of Nasdaq's covenants. Both parties may continue their respective offers.	Borse Dubai has the right to terminate the N/D Agreement based on the breach of Nasdaq's covenants. Nasdaq shall have the right to launch a new offer.

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Conditions Precedent	Result of a Pre-Trigger Date Failure of the Condition Precedent	Result of a Post-Trigger Date Failure of the Condition Precedent
Borse Dubai shall have performed its covenants, except where the non-performance in relation to the transaction is not material to Nightingale.	Nasdaq has the right to terminate the N/D Agreement based on the breach of Borse Dubai’s covenants. Both parties may continue their respective offers.	Nasdaq has the right to terminate the N/D Agreement based on the breach of Borse Dubai’s covenants. Nasdaq shall have the right to launch a new offer.

The parties shall receive regulatory approvals for Borse Dubai to acquire OMX shares (“fit and proper owner” approval of FSAs in Sweden, Finland, Denmark, Iceland and each of the Baltic states)	The N/D Agreement shall be terminated.	N/A

The parties shall receive regulatory approvals for Nasdaq to acquire OMX shares.	The N/D Agreement shall be terminated.	N/A

The parties shall receive regulatory approvals for Borse Dubai to acquire Nasdaq shares (CFIUS, if filed, HSR or similar mandatory approvals of other applicable jurisdictions).	The N/D Agreement shall be terminated.	N/A

There shall be no rule, legislation, injunction or order preventing Borse Dubai from acquiring OMX shares	The N/D Agreement shall be terminated.	The N/D Agreement shall be terminated. Nasdaq shall have the right to launch a new offer.

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Conditions Precedent	Result of a Pre-Trigger Date Failure of the Condition Precedent	Result of a Post-Trigger Date Failure of the Condition Precedent
There shall be no rule, legislation, injunction or order preventing Nasdaq from acquiring OMX shares	The N/D Agreement shall be terminated.	The N/D Agreement shall be terminated.

There shall be no rule, legislation or order preventing Borse Dubai from acquiring Nasdaq shares	The N/D Agreement shall be terminated.	The N/D Agreement shall be terminated. Nasdaq shall have the right to launch a new offer.

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Conditions Precedent	Result of a Pre-Trigger Date Failure of the Condition Precedent	Result of a Post-Trigger Date Failure of the Condition Precedent
No party has announced an offer on more favorable terms than Borse Dubai’s	Borse Dubai shall have the right to increase the cash consideration in its offer. If Nasdaq is willing to increase the cash payment to Borse Dubai in an amount in cash equal to the increased price per share of OMX stock acquired by Nasdaq, the N/D Agreement shall be amended. If Nasdaq is not willing to do so, the N/D Agreement shall be terminated, and Borse Dubai shall be required to increase the cash consideration in its offer to at least the last amount proposed by it.	Borse Dubai shall have the right to increase the cash consideration in its offer. If Nasdaq is willing to increase the cash payment to Borse Dubai in an amount equal to the increased price per share of OMX stock acquired by Nasdaq, the N/D Agreement shall be amended. If Nasdaq is not willing to do so, the N/D Agreement shall be terminated, and Borse Dubai shall be required to increase the cash consideration in its offer to at least the last amount proposed by it.

	Nasdaq shall have the right to increase the cash payment to Borse Dubai. If Borse Dubai is unwilling to increase the cash consideration in its offer, Nasdaq shall have the right to terminate the N/D Agreement on the condition that Nasdaq makes an offer at a price at least equal to the last amount proposed by it.	Nasdaq shall have the right to increase the cash payment to Borse Dubai. If Borse Dubai is unwilling to increase the cash consideration in this offer, Nasdaq can either re-launch its tender offer, or require that Borse Dubai continue its tender offer, with Nasdaq agreeing to buy all OMX shares acquired by BidCo, (including via exercise of the options) at such increased price per share (with 100% of the consideration in cash). Upon request of Nasdaq, Borse Dubai will also extend the Borse Dubai offer for the outstanding shares of OMX through one or more subsequent offering periods in accordance with applicable law. Nasdaq shall pay Borse Dubai's reasonable documented out-of-pocket expenses incurred in connection with any such request.

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Conditions Precedent	Result of a Pre-Trigger Date Failure of the Condition Precedent	Result of a Post-Trigger Date Failure of the Condition Precedent
Minimum Condition	N/A	Notwithstanding anything else contained in the Exhibit A term sheet (including this Exhibit 1), Borse Dubai may reduce the minimum condition in the Borse Dubai offer to the extent allowed by law. If Nasdaq does not agree to such reduction, it shall notify Borse Dubai and terminate the N/D agreement.

Upon the request of Nasdaq, Borse Dubai will reduce the minimum condition in the Borse Dubai offer, but in no event may Nasdaq reduce the minimum condition to less than 66.67%.

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EXECUTION VERSION

ANNEX B—INVESTMENT IN DUBAI INTERNATIONAL FINANCIAL EXCHANGE

Term	Description
Investment

The parties agree that NASDAQ will acquire a 33  1/3% equity position in the Dubai International Financial Exchange (the “Company”) through the contribution to the Company for new shares of $50 million in cash and agreement to trade name/trademark and technology licenses described below under “Licensing” at the closing of the Transaction (“Closing”). The parties will jointly procure that OMX will become a party to the agreement contemplated hereby immediately before Closing in order to take the benefit and burden of those provisions applicable to it.

NASDAQ will be responsible for 50% of any additional capital contributions made to the Company by its owners for up to $50 million in the aggregate (representing an aggregate additional commitment for NASDAQ of $25 million) in order to maintain its one-third ownership interest.

Representations, Warranties, Conditions to Closing, etc.

The parties agree that the definitive agreement governing the transaction shall contain substantially similar representations, warranties, covenants and indemnity provisions as those contained in the transaction agreements governing the Borse Dubai investment in NASDAQ (the “N/D Investment”).

The parties agree that the conditions to Closing are:

•   Concurrent consummation of the N/D Investment;

•   There being no DIFX material adverse effect;

•   Each party shall have performed its covenants except for failures which in relation to the transaction would not be material to the other party; and

•   Each party’s representations and warranties being true and correct in all material respects, other than those that are qualified by materiality or an MAE, which are true and correct in all respects.

At Closing, the parties will enter into the trade name/trademark and technology licenses described below under “Licensing” and “Technology License”.

Company Shares/Governance

The parties agree that upon Closing:

•   As long as NASDAQ maintains at least 50% of its initial 33 1/3% equity position, NASDAQ shall have the right to nominate two directors to the Board of Directors of the Company (the “NASDAQ Designees”) and one NASDAQ Designee shall be nominated to sit on each of the following committees: Market Oversight Committee, Nominations Committee and Listing Committee, including the executive committee and any future committee serving any of the functions currently served by such committee, subject to applicable law and stock exchange requirements, regulation or stock exchange listing standard. NASDAQ’s CEO will serve as a member of the Board of Directors and Vice Chairman of the Company for a period of eighteen months from Closing. At all times, the NASDAQ Designees will be senior executive officers of NASDAQ named by NASDAQ’s CEO. The NASDAQ Designees shall attend in person at least one meeting of the Board of Directors each calendar year.

•   As long as NASDAQ maintains at least 50% of its initial 33 1/3% equity position, NASDAQ shall have the right to nominate one member (who shall not be a NASDAQ Designee) to the Company’s Listing Committee.

•   As long as NASDAQ maintains at least 25% of its initial 33 1/3% equity position, NASDAQ shall have the right to nominate one director to the Board of Directors of the Company (a “NASDAQ Designee”).

•   Approval by at least one NASDAQ Designee shall be required for any (i) material change in, or expansion of, the Company’s business purpose, (ii) affiliate transaction (other than a transaction with an affiliate of the Company where the Board of Directors obtains a fairness opinion from two internationally recognized independent financial institutions as to the fairness of such transaction, from a financial point of view, to the Company or which has a value of less than $3 million), (iii) sale of equity by the Company (other than pursuant to a widely distributed public offering of the Company) to, or other transaction outside the Exclusive Territory with, any Competitor in the US, or (iv) Change of Control (as defined below) of the Company. As used herein with respect to the Company, the term “affiliate” shall mean any entity directly or indirectly owned or controlled by the Government of Dubai or His Highness Sheikh Mohammed bin Rashid Al Maktoum, or any successor thereto so long as the Company remains a DIFC incorporated entity.

•   The foregoing corporate governance will also be maintained in respect of any subsidiaries of the Company.

•   As long as NASDAQ maintains at least 50% of its initial 33 1/3% equity position, (i) the Company shall not sell any interest, other than pursuant to a widely-distributed public offering, whereby one or more third parties on an aggregate basis becomes a larger shareholder than NASDAQ and (ii) in the event that the Company grants any third party minority protections (including approval rights, liquidity rights and board representation) that are superior to those held by NASDAQ, the Company shall grant NASDAQ such superior rights. NASDAQ shall have prorata preemptive rights for issuances of equity (or any securities convertible or exchangeable into equity) by the Company for capital raising purposes, other than pursuant to a widely-distributed public offering.

•   NASDAQ shall provide reasonable support in connection with an initial public offering (“IPO”) approved by the Board of Directors.

•   The Company’s dividend policy shall be established by the Board of Directors from time to time.

•   “Competitor” means any person that, during the 12 calendar months preceding the date of transfer derived more than 20% of its gross revenues from (i) the provisions by such person of listing, order execution or matching services for securities, (ii) the conduct by such Person of an international or national securities market, (iii) acting as any domestic or foreign securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or foreign, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants, (iv) operating an “electronic communications network,” as defined under the Securities Exchange Act of 1934 (the “Exchange Act”) or (v) operating an “alternative trading system” as defined in Regulation ATS under the Exchange Act.

Information Rights

The Company shall cooperate with NASDAQ to allow it to recognize its investment under equity accounting rules pursuant to U.S. GAAP and shall provide NASDAQ with reasonable information, audit and inspection rights in connection with NASDAQ’s accounting, regulatory and exchange requirements at the cost and expense of NASDAQ.

The Company shall furnish to NASDAQ:

•   monthly and quarterly unaudited summary consolidated financial information within 45 days after the end of each month and quarter, as applicable; and

•   annual consolidated audited financial statements within 60 days after each year end.

The Company and its subsidiaries shall maintain compliance functions reasonably required for their own regulatory purposes. Additionally, the Company and its subsidiaries shall maintain such additional compliance functions reasonably required for NASDAQ’s own regulatory purposes at NASDAQ’s sole cost and expense. The Company and its subsidiaries shall comply with applicable United States laws. The Company will put in place appropriate insulation procedures to insulate NASDAQ from the Company’s operations to the extent desired by NASDAQ in accordance with applicable United States laws, at NASDAQ’s cost and expense.

The Company will adopt a compliance policy designed to ensure that its employees, officers and directors are not required to participate in any business activities or operations, where such participation may violate any laws or regulations applicable to those employees, officers or directors.

NASDAQ shall also be permitted to conduct, at NASDAQ’s cost and expense, and the Company shall provide all cooperation necessary to allow, at reasonable times during ordinary business hours and without undue disruption to the Company and its subsidiaries, a regulatory review of the Company and any of its subsidiaries that benefit from the use of the NASDAQ brand to ensure that such entities’ systems, procedures, regulatory enforcement mechanisms and applicable laws and regulations are properly managed and fully enforced as required by applicable rules and regulations.

Transfer Rights

NASDAQ shall be restricted from directly or indirectly transferring, hypothecating or otherwise encumbering its initial 33 1/3% equity position for a period of 7 years after Closing, except that (i) after the 5th anniversary of Closing, NASDAQ may make any transfer that does not result in NASDAQ owning less than 25% of the outstanding capital stock of the Company as of such time of transfer, (ii) such transfer restrictions shall not apply in a Drag-Along Sale or Tag-Along Sale (each as defined below), (iii) at the Company’s request, NASDAQ shall be required (provided the net price to NASDAQ is not less than the sum of (i) the initial cash issue price and any subsequent capital contributions and (ii) a pro rata cost of capital of 6% annually) to sell or NASDAQ may elect to sell, in each case proportionately with Borse Dubai and/or its affiliates, in any public offering of the Company’s equity securities, (iv) NASDAQ may make any transfer to its affiliates, provided that NASDAQ shall not be released from its obligations and such affiliates agree to be bound by the definitive agreements with respect to this transaction, (v) NASDAQ may make a transfer pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving the Company, (vi) NASDAQ may make transfers with the prior written consent of the Company, (vii) if the Company has negative net income for 4 consecutive financial years commencing 1 January 2008, and (viii) the Company fails in a material respect to comply with any material laws and regulations applicable to it (or any series of related or unrelated material violations of laws or regulations), after compliance with the Dispute Resolution Procedure described under “Licensing” below.

After the 7th anniversary of the transaction, NASDAQ will also have the right, at its discretion, to request liquidity from the Company, and the Company and NASDAQ shall cooperate in good faith to pursue appropriate liquidity options.

Borse Dubai shall have a right of first refusal in connection with any proposed sale or transfer of shares by NASDAQ (including as described above), which right of first refusal shall not apply to any sale pursuant to a widely distributed public offering following an IPO or pursuant to clauses (ii) to (vi) above.

Tag-Along Rights	NASDAQ shall have customary tag-along rights proportional to its ownership in connection with sales of shares by Borse Dubai representing at least 25% of the outstanding capital stock of the Company, other than sales by Borse Dubai to any of its affiliates (each a “Tag-Along Sale”).

Drag-Along Rights	Borse Dubai shall have customary drag-along rights with respect to the shares held by NASDAQ in connection with the sale by Borse Dubai of shares that would, with the pro rata participation of NASDAQ, result in a Change of Control (a “Drag-Along Sale”).

The term “Change of Control” has the meaning set out in the N/D Investment Stockholders Agreement adapted to exclude transfers of securities of the Company by NASDAQ, Borse Dubai or any of their respective affiliates to any of their respective affiliates; provided, however, that any sale of securities solely through a widely-distributed public offering shall not itself be deemed to effect a Change of Control.

Put Right

NASDAQ shall have the right, upon the occurrence of a “Triggering Event”, to sell all of its holdings to the Company at the Put Price.

The term “Triggering Event” means any event of circumstance in relation to actions taken or failures to act by the Company (other than any such actions or failures to act that were specifically approved by representatives of NASDAQ) that, by virtue of NASDAQ’s equity position in the Company, results in a violation by NASDAQ or any of its subsidiaries of any applicable law or regulation which has a material impact on the NASDAQ group as a whole, which violation cannot be cured within 90 days or if it can be cured, it has not been so cured within such 90 day period.

The “Put Price” shall be the fair market value of NASDAQ’s holdings in the Company as of the date of the put notice without taking account of minority or liquidity discount, determined in accordance with the procedures set forth in this paragraph. The key assumptions for fair market value will be arms length sale between willing buyer and seller, carrying on business as a going concern, shares capable of being sold free of restriction, shares valued as a rateable proportion of all issued shares and taking into account any other factors the internationally recognized appraisers reasonably believe should be taken into account. At such time of determination of fair market value, each of NASDAQ and the Company shall select an internationally recognized independent financial institution. The appraisers so selected shall, within 30 days after their selection reach a determination of the fair market value of NASDAQ’s holdings in the Company. If such determinations vary by 10% or more of the higher determination, the two appraisers shall promptly designate a third internationally recognized appraiser who is independent of the parties who shall within 30 days after its selection reach a determination of the fair market value of NASDAQ’s holdings in the Company. The fair market value of NASDAQ’s holdings in the Company shall be equal to the average of the two closest determinations of the three appraisers, or, if the difference between the highest and middle determination is equal to the difference between the middle and lowest determination, then the fair market value will be equal to the middle determination.

Licensing	The Company will have a worldwide right to use, on a non-exclusive, non-transferable – other than pursuant to sublicenses to Company Subsidiaries (meaning management control or 50.1% ownership) – and non-assignable basis in all its business (from time to time) the NASDAQ trade names and trademarks to be agreed by the parties in good faith and to be attached as a Schedule to the definitive agreements

(the “Marks”) only in combination with the name of the Company including variations to be mutually agreed and future Marks to be added to the list through reasonable agreement, but in any event including the name “NASDAQ” and its primary marks, such that the NASDAQ name is followed by the Company name. The Company’s right to use of the NASDAQ names and trademarks will be perpetual, fully paid up and, except as provided below in this paragraph, irrevocable. The Company’s use of the Marks shall adhere to the same standard of quality prevailing in connection with NASDAQ’s use of such trademarks as of the date hereof, and shall otherwise comply with NASDAQ’s trademark standards. The brand manual shall be provided to the Company with the standards of quality clearly set out. These standards of quality should be equally applicable to NASDAQ and its licensees from time to time and should be no more onerous than those applicable to NASDAQ. The Company shall provide access to and/or representative samples of any materials not contemplated by the brand guidelines that are created by or on behalf of the Company and that bear the Marks for NASDAQ’s prior written approval, not to be unreasonably withheld or delayed.

The Company shall not use the Marks in any manner that would or would reasonably be likely to adversely impact the goodwill of the Marks. NASDAQ shall have the right to conduct an audit of Company’s use of the Marks at least once per year on reasonable prior written notice to the Company and at NASDAQ’s cost and expense, to monitor Company’s compliance with the foregoing standards. The Company shall cooperate with all reasonable requests of NASDAQ in relation thereto.

If the Company or any of its affiliates takes any actions that adversely impacts or would be reasonably likely to adversely impact the goodwill of the Marks, NASDAQ may give the Company written notice to that effect, describing in reasonable detail such actions and the damage caused thereby.

Upon receipt of such notice, the Company shall take prompt corrective action to remedy the actions that are the subject of such notice and, if the Company fails in good faith to take corrective actions within 45 days after the Company receives such notice from NASDAQ, NASDAQ shall have the right to rescind the Company’s rights to the Marks.

Notwithstanding the covenant in the third preceding paragraph, NASDAQ’s right to terminate shall be pursuant only to the following provisions:

NASDAQ’s right to (x) rescind the Company’s rights to the Marks and (y) transfer its shares in the Company under clause (viii) in the section entitled “Transfer Rights” shall be effective only 15 days after the Company receives such written notice of rescission (or intention to transfer (as appropriate)) from NASDAQ; provided that such notice may be delivered only if actions of the Company or its affiliates have materially and adversely impacted the goodwill of the Marks (or the Company is in material breach of material applicable law or regulations as set out in clause (viii) under “Transfer Rights”) and provided further that, if the Company contends in a writing delivered to NASDAQ prior to the expiration of such 15 day period that neither the Company nor any of its affiliates has materially and adversely impacted the goodwill of the Marks (or that it disagrees with NASDAQ’s contention as to the material compliance failure, as applicable) or that the Company has taken adequate corrective actions with respect to any actions it has taken that may have materially and adversely impacted the goodwill of the Marks (or in connection with the material compliance failure under clause (viii) in the section entitled “Transfer Rights” (as applicable )), no attempted rescission of the Company’s rights to the Marks shall become effective (or transfer of shares by virtue of a material compliance failure to comply with its laws and regulations shall be permitted (as applicable) unless it shall have been finally determined through an arbitration in London (the “Dispute Resolution Procedure”) that NASDAQ is entitled to rescind the Company’s rights to the Marks because the Company (or any of its affiliates) took actions that materially and adversely impacted the goodwill of the Marks or the Company was in material breach of material applicable law or regulation as set out in clause (viii) under “Transfer Rights” and the Company failed to take adequate corrective actions with respect thereto within 45 days after receipt of notice of the same from NASDAQ.

If the Company has negative net income for 7 consecutive annual periods commencing 1 January 2008, NASDAQ may rescind the Company’s use of the Marks.

Upon termination of this trademark license for any reason, the Company shall cease to use the Marks in any new way or on any new material and use reasonable efforts promptly, and in any event within three months of the effective date of termination, to cease all use of the Marks.

Technology License

Subject to the limitations under U.S., EU and other applicable laws, Borse Dubai will have a perpetual, irrevocable, non-transferable, non-assignable and fully paid up license to (i) use the N/O Technology (as defined below) within the Exclusive Territory (as defined below) in connection with its own business operations, and (ii) sublicense the Commercially Available Technology to exchanges operated by Company Subsidiaries for use within the Exclusive Territory (the “CAT License”).

NASDAQ will have the right to review all such proposed sublicenses in advance in order to assure NASDAQ’s compliance with applicable U.S. law.

NASDAQ will provide such services which are of a type that it provides to its affiliates or other customers (including development, maintenance, hosting and operations services) as the Company and/or Company Subsidiary may reasonably require to enable the Company and/or

Company Subsidiaries to make full use of the rights granted to the Company under the License (the “Services”). The Services will be provided on reasonable terms and conditions and on a commercially reasonable basis.

All intellectual property rights developed specifically for the Company or any of its Subsidiaries by or on behalf of NASDAQ shall be owned by the Company. The Company will, on request, license the intellectual property rights (“IPR”) back on a non exclusive basis to NASDAQ on commercially reasonable terms and conditions including price.

The CAT License will include an obligation by NASDAQ to indemnify the Company and the Company Subsidiaries for all losses, expenses and damages arising out of third party claims alleging that the Company’s or the Company Subsidiaries’ use of the N/O Technology in accordance with the CAT License infringes third party intellectual property rights (except patent rights where prior to use by the Company or any Company Subsidiary in an Exclusive Territory (i) neither NASDAQ or OMX is using or has used or licensed the use of any part of the N/O Technology in the relevant Exclusive Territory and (ii) this is subject to NASDAQ (x) giving a warranty in the license agreement that, except as may be disclosed in a schedule, both NASDAQ and OMX are not aware of any claim, allegation or threat that the N/O Technology infringes any third party patent in the Exclusive Territory, and (y) agreeing to promptly inform the Company if they become aware of any such claim, allegation or threat). The foregoing third party indemnity is uncapped.

In the event of a material breach by the Company of the License, NASDAQ may alter the License as follows: (i) by limiting the License being used for the N/O Technology to that being used by the Company and Company Subsidiaries at the time, (ii) by terminating the Company’s right to grant any further sublicenses beyond those that have already been granted, save that the Company will not be prevented from renewing any existing sublicenses, (iii) by granting, on request, upgrades to the N/O Technology currently being used, and any further N/O Technology, at a commercially reasonable price, consistent with the pricing offered by NASDAQ/OMX to similarly situated customers, (iv) for the avoidance of doubt, NASDAQ’s obligation to provide Services shall continue and they will supply them using OMX best practice.

Other Licenses

The Company will have exclusive rights to distribute Company services to customers within the Exclusive Territory. The Company will have exclusive rights to distribute to exchanges operated by Company Subsidiaries for use within the Exclusive Territory (i) Commercially Available Technology and (ii) support, maintenance and operation services in connection with such technology

The Company will also enter into a reseller’s agreement with NASDAQ to distribute NASDAQ and OMX listings within the Exclusive Territory for a period of 3 years and to receive commissions with respect to the listings that the Company generates for NASDAQ and OMX. Pursuant to such promotion agreement, the Company shall cause its personnel engaged in such promotional activities to comply with NASDAQ’s standard requirements with respect to such activities including, but not limited to, training and certification and NASDAQ will provide such co-operation and assistance (including training) as the Company may reasonably request at the Company’s sole cost.

NASDAQ and OMX will have rights to distribute Company services to customers outside of the Exclusive Territory and the Shared Territory (as defined herein), subject to cost sharing and/or allocation). NASDAQ and OMX shall cause its personnel engaged in such distribution/promotion activities to comply with the Company’s standard requirements with respect to such activities including, but not limited to, training and certification and the Company will provide such co-operation and assistance (including training) as the Company may reasonably request at NASDAQ’s sole cost.

N/O Technology

The term “N/O Technology” means all technology and platforms owned, developed, acquired or used (in each case, now or in the future) by NASDAQ and/or OMX, including but not limited to INET, NASDAQ portals, technology relating to derivatives and commodities, clearing systems, CSD systems and market data, except to the extent that such technology is used under licensing agreements that preclude use by the Company in the Exclusive Territory as set forth in this term sheet. Nightingale will use its reasonable efforts to ensure no license agreements are entered into or renewed after closing of the N/D Investment which have any such restrictions.

The term “Commercially Available Technology” means N/O Technology that NASDAQ or OMX has licensed to a third party (including a Company Subsidiary) other than the Company.

N/O Products and Services	The term “N/O Products and Services” means the listing on exchanges owned by NASDAQ or OMX (“Owned Exchanges”); products and services offered by NASDAQ or OMX to companies listed on Owned Exchanges; and listing on NASDAQ Portal market. For the avoidance of doubt, N/O Products and Services does not mean access to NASDAQ or OMX execution systems or access to NASDAQ or OMX market data.

Exclusive Territory

The term “Exclusive Territory” means the countries set forth on Exhibit A.

In the Exclusive Territory, NASDAQ and OMX shall be prohibited from seeking transactions in which they become an equity owner in any exchange, but shall not be precluded from entering into contracts for N/O Technology with any party; except that where Nightingale has, immediately prior to the closing of the D/N Investment, negotiated a transaction in which they would become an equity owner in any exchange, which they sign within one (1) month following the closing of the D/N Investment. At the Company’s discretion, NASDAQ may be invited to invest up to 25% in the equity of such exchanges.

In NASDAQ’s sole discretion, NASDAQ will not license use of the N/O Technology or provide related services to any entity within the Exclusive Territory which the Company informs NASDAQ is a competitor of the Company or a Company Subsidiary.

If either party desires to purchase a non-exchange business in the Exclusive Territory, it shall first offer the other party the opportunity to purchase up to 49.9% of the equity therein side by side. If the offeree elects to take 49.9% of the equity, the party with 50.1% shall have the right to decide the name of the company being purchased.

In the Exclusive Territory, the Company shall have the exclusive right to resell the N/O Products and Services and an exclusive right to invest in or acquire or merge with recognized foreign exchanges or recognized foreign alternative trading systems (as defined under applicable local law).

NASDAQ may advertise the NASDAQ corporate brand freely within the Exclusive Territory.

Outside of the Exclusive Territory, the Company will not be authorized to distribute the products or services of NASDAQ or OMX, provided that this limitation shall not in any way restrict the Company from distributing the Company’s services outside of the Exclusive Territory.

Shared Territory

The term “Shared Territory” shall mean the countries that are listed on Exhibit B.

Within the Shared Territory, NASDAQ and OMX will jointly market the N/D Products and Services and equivalent Company services, including listing services offered by the Company and the establishment of linkages to the Company’s trading centers.

The parties should work in good faith over the six month period following closing to develop and implement a sales approach with the goal of minimizing potential customer confusion in the marketplace that may arise from individual and joint sales effects.

Within the Shared Territory, each party is obligated to provide the other party 10 business day’s notice to react to all merger, acquisition or investment opportunities in exchanges to the other parties in order to provide the other parties with an opportunity to participate in such merger, acquisition or investment opportunity.

Each party shall introduce the other parties to companies that come to such party for listings within the Shared Territory.

Other Territory

The term “Other Territory” shall mean all countries that are not considered Exclusive Territory or Shared Territory.

Within the Other Territory, each of NASDAQ, OMX and the Company is free to offer and sell any and all of their respective products and services (not otherwise restricted as provided herein) without restriction in the Other Territory; and NASDAQ, OMX and the Company are free to undertake merger, acquisition, investment or other strategic transactions in the Other Territory without restriction, except that the Company may not undertake any of the foregoing with any Competitor in the U.S..

Personnel	It is the intention of the parties that personnel from NASDAQ and OMX shall be made available to the Company to assist in implementation and provide expertise to the Company under mutually agreed terms. The parties should endeavor to define this process more fully in the definitive agreements.

Non-Competition	The Company’s majority owners as of the date of this term sheet commit to using the Company as their exclusive international exchange vehicle.

Governing Law/Jurisdiction

This term sheet and the transaction agreements to be entered into between NASDAQ, Borse Dubai and OMX are governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof. The brand and technology license agreement to be entered into between NASDAQ and Borse Dubai are governed by and construed in accordance with the laws of England, without regard to conflict of law principles thereof.

In respect of the term sheet and the transaction agreement to be entered into between NASDAQ and Borse Dubai, each of NASDAQ and Borse Dubai agree to submit to the exclusive jurisdiction of the State of New York (and with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, any federal district court located in the Borough of Manhattan, City of New York).

Except as expressly provided herein, each of NASDAQ, Borse Dubai and OMX agree to submit to the exclusive jurisdiction of courts in London, England in respect of the brand and technology license agreement.

Other Provisions

NASDAQ agrees to begin discussions with DTCC to establish clearing linkages between the Company and DTCC

The definitive agreement shall specify that the investments hereby shall not constitute the parties partners, co-venturers or agents of each other.

NASDAQ agrees to establish technical trading linkages between NASDAQ’s U.S. equity market and the Company.

NASDAQ agrees to discuss the possibility of becoming a routing broker-dealer on the Company’s owned exchanges.